Exhibit 99.1

	CONTACT:	Scott B. Flaherty
NEWS RELEASE		Chief Financial Officer
(561) 349-9989

Willis Lease Finance Corporation Reports
First Quarter Pre-tax Income of $6.8 million

COCONUT CREEK, FL — May 4, 2023 — Willis Lease Finance Corporation (NASDAQ: WLFC) today reported first quarter total revenues of $89.5 million and pre-tax earnings of $6.8 million. For the three months ended March 31, 2023, aggregate lease rent and maintenance reserve revenues were $76.7 million and spare parts and equipment sales were $5.1 million. The Company reported increased total revenues in the first quarter when compared to the prior year period, primarily due to an increase in the Company's core lease rent and short-term maintenance revenues.

“Another strong quarter for the Company and a dramatic comparison to the comparable period in 2022 that was negatively impacted by the Russian/Ukrainian conflict,” said Austin Willis, the Company’s Chief Executive Officer. “The strength of our leasing business which is clearly demonstrated through lease rent and maintenance reserve revenues speaks to the continued recovery of the sector.”

“There is real tension in the system caused by persistent labor shortages and supply chain issues at the same time airlines are flying at or above pre-COVID levels,” said Brian R. Hole, President. “The result is heightened demand for our products and services as well as heavy utilization of the equipment we have on lease.”

First Quarter 2023 Highlights (at or for the period ended March 31, 2023, as compared to March 31, 2022, and December 31, 2022):

•Lease rent revenue increased by $15.1 million, or 39.6%, to $53.2 million in the first quarter of 2023, compared to $38.1 million in the first quarter of 2022. The increase is due to an increase in the number of engines acquired and placed on lease, including an increase in utilization compared to that of the prior period.
•Maintenance reserve revenue was $23.5 million in the first quarter of 2023, an increase of 58.4%, compared to $14.8 million in the same quarter of 2022. There was no long-term maintenance revenue recognized for the three months ended March 31, 2023, compared to $8.2 million in the comparable prior period. “Non-reimbursable” maintenance reserve revenue is directly influenced by on lease engine flight hours and cycles. Engines out on lease with “non-reimbursable” usage fees generated $23.5 million of short-term maintenance revenues, compared to $6.6 million in the comparable prior period. As of March 31, 2023 and December 31, 2022, there was $13.7 million and $6.3 million, respectively, of deferred in-substance fixed payment use fees included in “Unearned revenue.”
•Spare parts and equipment sales decreased to $5.1 million in the first quarter of 2023, compared to $6.6 million in the first quarter of 2022.
•Loss on sale of leased equipment was $0.1 million in the first quarter of 2023, reflecting the sale of two engines. Gain on sale of leased equipment was $2.3 million in the first quarter of 2022, reflecting the sale of five engines and other parts and equipment.
•In the first quarter of 2023, the Company had no impairment on its equipment. Write-down of equipment was $21.1 million for the first quarter of 2022, primarily reflecting the impairment of two engines located in Russia due to the Russian military action in Ukraine and were expected to be unrecoverable.
•The Company generated $6.8 million of pre-tax income in the first quarter of 2023, compared to a pre-tax loss of $27.7 million in the first quarter of 2022.
•The book value of lease assets we own directly or through our joint ventures, inclusive of our notes receivable, maintenance rights, and investments in sales-type leases, was $2,531.8 million at March 31, 2023. As of March 31, 2023, the Company also managed 327 engines, aircraft and related equipment on behalf of other parties.

•The Company maintained $258.0 million of undrawn revolver capacity at March 31, 2023.
•Diluted weighted average income per common share was $0.55 for the first quarter of 2023, compared to diluted weighted average loss of $(3.70) in the first quarter of 2022.
•Book value per diluted weighted average common share outstanding decreased to $62.89 at March 31, 2023, compared to $64.27 at December 31, 2022.

Balance Sheet

As of March 31, 2023, $2,141.8 million of equipment held in our operating lease portfolio, $96.0 million of notes receivable, $14.6 million of maintenance rights, and $6.1 million of investments in sales-type leases, which represented 341 engines, 13 aircraft, one marine vessel and other leased parts and equipment. As of December 31, 2022, the Company had $2,111.9 million equipment held in our operating lease portfolio, $81.4 million of notes receivable, $17.7 million of maintenance rights, and $6.4 million of investments in sales-type leases, which represented 339 engines, 13 aircraft, one marine vessel and other leased parts and equipment.

Willis Lease Finance Corporation

Willis Lease Finance Corporation (“WLFC”) leases large and regional spare commercial aircraft engines, auxiliary power units and aircraft to airlines, aircraft engine manufacturers and maintenance, repair and overhaul providers worldwide. These leasing activities are integrated with engine and aircraft trading, engine lease pools and asset management services through Willis Asset Management Limited, as well as various end-of-life solutions for engines and aviation materials provided through Willis Aeronautical Services, Inc. Additionally, through Willis Engine Repair Center®, Jet Centre by Willis, and Willis Aviation Services Limited, the Company’s service offerings include Part 145 engine maintenance, aircraft line and base maintenance, aircraft disassembly, parking and storage, airport FBO and ground and cargo handling services.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties. Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them. Our actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as war, terrorist activity and the COVID-19 pandemic; changes in oil prices, rising inflation and other disruptions to world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

Unaudited Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended March 31,
	2023	2022	% Change
REVENUE
Lease rent revenue	$53,220	$38,125	39.6%
Maintenance reserve revenue	23,498	14,834	58.4%
Spare parts and equipment sales	5,052	6,630	(23.8)%
Interest revenue	2,046	2,114	(3.2)%
(Loss) Gain on sale of leased equipment	(133)	2,298	(105.8)%
Other revenue	5,852	4,816	21.5%
Total revenue	89,535	68,817	30.1%

EXPENSES
Depreciation and amortization expense	22,549	21,809	3.4%
Cost of spare parts and equipment sales	4,499	4,862	(7.5)%
Write-down of equipment	—	21,117	(100.0)%
General and administrative	33,271	23,605	40.9%
Technical expense	2,829	5,646	(49.9)%
Net finance costs:
Interest expense	18,389	16,883	8.9%
Total net finance costs	18,389	16,883	8.9%
Total expenses	81,537	93,922	(13.2)%

Income (Loss) from operations	7,998	(25,105)	(131.9)%
Loss from joint ventures	(1,161)	(2,616)	(55.6)%
Income (Loss) before income taxes	6,837	(27,721)	(124.7)%
Income tax expense (benefit)	2,443	(6,520)	(137.5)%
Net income (loss)	4,394	(21,201)	(120.7)%
Preferred stock dividends	801	801	—%
Accretion of preferred stock issuance costs	21	21	—%
Net income (loss) attributable to common shareholders	$3,572	$(22,023)	(116.2)%

Basic weighted average income (loss) per common share	$0.58	$(3.70)
Diluted weighted average income (loss) per common share	$0.55	$(3.70)

Basic weighted average common shares outstanding	6,123	5,951
Diluted weighted average common shares outstanding	6,456	5,951

Unaudited Consolidated Balance Sheets
(In thousands, except per share data)

	March 31, 2023	December 31, 2022
ASSETS
Cash and cash equivalents	$9,821	$12,146
Restricted cash	54,684	76,870
Equipment held for operating lease, less accumulated depreciation	2,141,839	2,111,935
Maintenance rights	14,598	17,708
Equipment held for sale	1,411	3,275
Receivables, net of allowances	48,463	46,954
Spare parts inventory	37,161	38,577
Investments	54,896	56,189
Property, equipment & furnishings, less accumulated depreciation	36,174	35,350
Intangible assets, net	1,114	1,129
Notes receivable, net of allowances	95,971	81,439
Investments in sales-type leases, net of allowances	6,133	6,440
Other assets	85,069	87,205
Total assets	$2,587,334	$2,575,217

LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$42,077	$43,040
Deferred income taxes	133,103	132,516
Debt obligations	1,836,888	1,847,278
Maintenance reserves	69,544	59,453
Security deposits	21,639	20,490
Unearned revenue	28,184	17,863
Total liabilities	2,131,435	2,120,640

Redeemable preferred stock ($0.01 par value)	49,910	49,889

Shareholders’ equity:
Common stock ($0.01 par value)	66	66
Paid-in capital in excess of par	23,500	20,386
Retained earnings	360,981	357,493
Accumulated other comprehensive income, net of tax	21,442	26,743
Total shareholders’ equity	405,989	404,688
Total liabilities, redeemable preferred stock and shareholders’ equity	$2,587,334	$2,575,217